Exhibit 23

Spherix Incorporated

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2007 accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of SFAS No. 123R, “Share-Based Payment,” effective January 1, 2006) included in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Spherix Incorporated on Form S-8 (File No. 333-66053 effective October 23, 1998), on Forms S-3 (File No. 333-44973 effective March 23, 1998, 333-79593 effective May 28, 1999, and 333-32504 effective April 19, 2000, and 333-116422 effective June 14, 2004) and on Forms S-2 (File No. 333-126930 effective October 4, 2005).

/s/  Grant Thornton LLP

McLean, Virginia
March 29, 2007